Exhibit 10.15 Agreement with Nir Davidson

                                    Agreement

This Founders Agreement (hereinafter; "Agreement") is entered into as of 30
September, 2002, by and between the parties whose names, details and signatures as follow:

Xfone Inc
Swiftnet Ltd
Nir Davidson

WHEREAS Swiftnet Ltd. and Xfone, Inc. (Swiftnet) is a licensed carrier operating in the United Kingdom and has various hardware and software capabilities including prepay products and services.

WHEREAS Nir Davidson (Nir) has been heavily involved in the sales and marketing of Prepay telecommunication services for the past years.

WHEREAS The Founders have agreed on the establishment of a joint business, by way of a group of forming a single limited company, which shall be engaged in development sales marketing and distributions of telecommunication products, and which shall bear the name of STORY TELECOM LTD (Story).

WHEREAS The Founders have agreed to invest in their joint business the aggregate amount of $60,000.

WHEREAS The Founders desire to determine the principles, provisions and terms required for the establishment of the joint business.

WHEREAS Each of the Founders posses certain Know-How which shall be contributed free of charge to the joint business, unless otherwise agreed upon by the
Founders.

NOW, THEREFORE, the Parties mutually declare, covenant and agree as follows:

Preamble, Headings and Appendices

The preamble to this agreement constitutes an integral part hereof and shall be read in conjunction with the other sections hereof.

The section headings in the Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of the Agreement.

Any appendix and schedule attached to the Agreement constitutes an integral part hereof. In any case of contradiction between the Agreement and any of the appendices or schedules hereto, the provisions of the Agreement shall prevail.

Definitions:

"Know-How" - know-how or any part thereof required for and/or to be held by the
Story and/or the Subsidiaries whether written or oral, including documents, specifications, drawings, tables, models, records, reports, conclusions, recommendations, marketing analysis, commercial information, information relating to customers, markets, prices, trade and business secrets, technology, inventions, business information, and including all existing and/or future information as detailed above accumulated and/or to be accumulated by the Story and/or Subsidiaries, its employees and/or anyone on its behalf within the scope of its activities whereof any intellectual property;

Agreement

1. Nir and Swiftnet will establish a new company Story Telecom Ltd (Story). Nir will own 60 Percent of Story and Swiftnet 40 Percent. Story core commerce will be prepaid telecommunication products. Any change will have to be mutually agreed.

2. Nir and Swiftnet will loan to Story $60,000 US Dollars using the proportionate ownership ratio. The loan will bare no interest. No later than 7 days from signing this agreement, the founders will transfer the loan to Story's bank account.

3. Further investments or capital changes for Story will have to be mutually agreed and signed by both parties.

4. Each party will have the right to nominate the proportionate ownership ratio to the board of directors. The directors shall not be entitled to remuneration from Story, respectively, in such capacity and shall not be able to charge Story or Subsidiary, respectively, for the payment of salary or expenses without the approval of the Board of Directors. It is agreed that Nir and Guy Nissenson will be the initial executive directors and Nir will nominate an additional director.
If the company decides to nominate a professional director then a compensation package will have to be agreed.

5. At any time from the Incorporation Date and thereafter, a representative that was appointed after been elected by a normal majority of the Board Of Directors, shall serve as chairman of the Board of Directors. The chairman of the Board of
Directors shall not have a casting vote.

6. All expenses of Story will have to be authorized by two directors. One of these directors must be a Swiftnet nominee (According to paragraph 14).

7. Swiftnet will supply Story the following:

Cost + 6% prices (to cover E1 costs, depreciation costs, switch costs, etc.).
The based cost + percentage for the first three months of operations will be 4%.

Its Technological backbone.

Technical help service (24H / 7 Days a week).

Use of relevant software and hardware including Switch, Billing, IVR etc.

Nir will supply Story with the following:

Marketing and sales.

Distribution channels.

Management - Nir will function as the Managing Director of Story.

8. Nir and Swiftnet will always receive as compensation from Story the proportionate ownership ratio (Dividends, Salary, Loan return, bonuses etc.).
Nir or Swiftnet will not transfer monies to themselves from Story unless the same proportionate amount is transmitted to the other party. Nir as the Managing
Director will receive a salary from Story. As long as Nir Salary is below 4,000
GBP a month (gross), Swiftnet will be entitled to receive 30% of Nir's monthly salary as part of the on going contribution work for Story. If NIr's salary will rise above 4,000 GPB a month the proportionate salary / consultancy distribution will be 60% to Nir and 40% to Swiftnet.

9. 50 percent of Story profits after net income reaches $50,000 US Dollars a quarter will be utilized to pay back the loan. In order to change this paragraph, two directors, one from each side will have to mutually agree.

10. The board of directors will convene on a quarterly basis. Proxy vote and telephone conference participation will be acceptable. An executive meeting comprised of Nir and a Swiftnet Representative will gather every two weeks.

11. A board member will be allowed to call on a Board meeting with a 24 hour notice.

12. A Director from Swiftnet and Nir will have full access to all of Story documents, accounts, electronic files etc.

13. Nir or an agreed employee of Story will have full access to Swiftnet cost schedules and will be allowed to participate in cost reduction negotiations.
Swiftnet will proactively seek better rates.

14. Nir and a board representative from Swiftnet will have joint signatory rights at Story bank accounts. To make this paragraph clear, in order to execute a banking transaction two directors have to sign, one from each side (Nir and
Swiftnet). Story will create a `piggybank' account for minor expenses where only one director is sufficient to execute a transaction. This will also be limited to expenses below 500 GBP. The `piggybank' account will not have more than 3,000
GBP in credit and will not have an overdraft facility.

15. The company will work according to a budget plan that will be approved by the board of directors, with at least one signature from each side. The Founders undertake to take all necessary steps that the Board of Directors shall approve, within 30 days following the Incorporation Date, the Budget. The Story Company,
its Board of Directors and Executive Board, shall be bound to operate Story in accordance with the Budget, unless otherwise decided by the Board of Directors of Story.

16. Swiftnet will create a daily CDR report to Story.

17. Nir or a mutually agreed representative of Nir will have full control and access to the IVR (Calling card platform).

18. Any leads related to Story that will approach Swiftnet (or subsidiaries)
will be considered as Story prospective clients and will be referred back to
Story. Swiftnet will ask every reseller to disclose the origin of its knowledge of Swiftnet. In case it is Story, the reseller will be passed on to Story.

19. Story will receive exclusivity on any new customer in the prepay calling card business in the UK if it reaches a turnover of 525,000 US Dollars and 0 percent Net profit or more a month. After this exclusivity is given, additional countries may join as long as Story has more than 30,000 US Dollars of turnover a month in that territory. For this paragraph purposes calling card business means: the sell of 250 prepay calling cards or more per individual order. If
Story does not reach the 525,000 US Dollars in five years this paragraph is void.

20. Nir will be exclusively working for Story. Nir will not engage personally or through other entity in activities that could constitute competition in the telecommunication industry.

21. Each of the Founders undertakes, during the period in which it holds, directly and/or indirectly, shares of Story, and for a period of twelve months thereafter:

20.1 Not, directly and/or indirectly, to employ any person employed by Story and its Subsidiaries or previously employed thereby during the preceding twelve (12)
months.

20.2 To keep in confidence and trust all Know How and any other non public information relating to Story and/or the Subsidiaries, and not to use or disclose any such information without the prior written consent of Story except as may be necessary in the ordinary course of Story Company's business, and except and to the extent as may be required under any applicable law, regulation, judicial decision or determination of any governmental authority.

22. Nir and Swiftnet will use their best endeavor to maximize the company profit and shareholders value.

23. Swiftnet will be required to deliver a working prepay platform to Story and
1XXX capabilities. Story will be able to use Swiftnet web based interactive telecom product (i.e. www.xfone.com). Story will finance any further technological projects and will own the technology, intellectual rights and
Swiftnet will not sell these products.

24. Swiftnet will expand its infrastructure (E1, Switch and Platforms) according to agreed Story projections plus thirty percent. Story will do its best do provide Swiftnet with accurate projections at least 28 days in advance.

25. Story will finance its own sales, customer support, marketing, technical and operation personnel.

26. Swiftnet will issue a monthly invoice to Story. Story will pay 45 days thereafter and not later then 45 days after the end of the billing period month.

27. Story will sign an agency agreement with Swiftnet for other Swiftnet services.

28. Nir will have the option to buy Xfone, Inc. shares in 12 months after agreement according to the following formula:

If sales of Story are more than $300,000 US Dollars a month (on an average of 6 consecutive months) and Net profits margin of Story is 0% or more than:

Number of Xfone shares at execution date divided by 100 and multiplied by:

(The percentage of Story sales our of the total Swiftnet averaged with the percentage of Story net profit out of the total Swiftnet net profit per month)
divided by 10.

There will be a discount of 25 percent over the average share price of the 180 days prior to calculation.

The options will be valid for 60 Months.

24 months after agreement execution Nir will be granted a further option to buy
Xfone, Inc. using the difference in sales and net profit between second and first year as the sales and net profit figure (monthly) in the formula above.
These options will be at the same price as the first year.

All options will change in correspondent to splits or reverse splits in the share of Xfone, Inc.

Example:

End of year one:

Monthly Sales of Story after 12 months is $500,000 a month. Net Profit is
$50,000. More than the minimum required.

Monthly sales of Swiftnet after 12 months is 1,500,000. Net profit is $150,000.

Number of Xfone, Inc. shares: 5,000,000.

Divided by 100 = 50,000

Multiplied by:

Sales of Story out of Swiftnet Sales (33% 500,000 out of 1,500,000) Averaged
with Net Profit of Story out of Swiftnet Net Profit (33% 50,000 out of 150,000)
= 33% than divided by 10 = 3.33

50,000 *3.3 = 166,500

If Xfone, Inc. average price in the market (180 days) is 10$ than Nir will have the option to buy 166,500 shares at 7.5$ a share for five years.

End of Second year:

Monthly Sales of Story after 24 months is $1,000,000 a month. Net Profit is
$75,000. More than the minimum required. Sales difference from first year is
$500,000. Net profit difference from first year $25,000.

Monthly sales of Swiftnet after 24 months is 1,500,000. Net profit is $150,000.

Number of Xfone, Inc. shares: 10,000,000.

Divided by 100 = 100,000

Multiplied by:

Difference in Sales of Story out of Swiftnet Sales (33% 500,000 out of
1,500,000) Averaged with Net Profit of Story out of Swiftnet Net Profit (16.66%
25,000 out of 150,000) = 25% than divided by 10 = 2.5

100,000 *2.5 = 250,000

If Xfone, Inc. price in the market is 20$ than Nir will have the option to buy
250,000 shares at 7.5$ a share for five years.

29. This agreement will be governed according to the laws of England and Wales.

----------------------                      ----------------------
Nir Davidson                                Guy Nissenson, Swiftnet

Date:_________________                      Date:_________________